                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant / /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AIRBORNE FREIGHT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                          AIRBORNE FREIGHT CORPORATION
                       3101 WESTERN AVENUE, P.O. BOX 662
                           SEATTLE, WASHINGTON 98111

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

                           TO BE HELD APRIL 23, 1996

     Notice is hereby given that the Annual Meeting of the Shareholders of Airborne Freight Corporation, a Delaware corporation (the "Company"), has been called and will be held on April 23, 1996, at 10:00 a.m., Seattle time, at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington for the following purposes:

     1. To elect three directors for terms of three years.

     2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors.

     3. To hear and consider reports from officers of the Company.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing matters are described in more detail in the Proxy Statement that is attached to this notice.

     Only holders of record, as of the close of business on February 26, 1996, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The stock transfer books will not be closed.

                                         By order of the Board of Directors

                                         [SIGNATURE]

                                         DAVID C. ANDERSON,
                                         Corporate Secretary/Counsel

     SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT

                          AIRBORNE FREIGHT CORPORATION
          3101 WESTERN AVENUE, P.O. BOX 662, SEATTLE, WASHINGTON 98111

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 23, 1996

                        DATE OF MAILING: MARCH 11, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Airborne Freight Corporation, a Delaware corporation ("Airborne" or the "Company"), for use at the annual meeting of shareholders to be held at the Westin Hotel, 1900 Fifth Avenue, Seattle, Washington at 10:00 a.m., Seattle time, on Tuesday, April 23, 1996, and at any adjournments thereof. Georgeson & Co. of New York City has been employed to solicit proxies (through approximately 50 of its employees) by mail, telephone, or personal solicitation, for a fee to be paid by the Company of not more than $8,000. Officers and regular employees of the Company may solicit proxies by telephone, telegram, and personal calls, the cost of which will be borne by the Company.

     At the annual meeting, the holders of shares of Common Stock of the Company will (1) elect three directors for terms of three years and until their successors have been elected and have qualified, (2) consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors, (3) hear and consider reports from officers of the Company, and (4) transact such other business as may properly come before the meeting or any adjournments thereof.

                             VOTING AT THE MEETING

     Only holders of record, as of the close of business on February 26, 1996, of shares of Common Stock of the Company will be entitled to notice of and to vote at the meeting and any adjournments thereof. The Common Stock is the only class of voting securities of the Company currently outstanding. On February 26, 1996, there were 21,124,239 shares of Common Stock outstanding (exclusive of 315,150 treasury shares), all of which will be entitled to vote at the annual meeting on April 23, 1996. At the meeting, the presence in person or by proxy of more than 50% of all of the outstanding shares is required for a quorum.

     In deciding all matters at the meeting, other than the election of directors, each shareholder will be entitled to one vote for each share of stock held on the record date. For the election of directors, cumulative voting applies, so that each shareholder will have the right to vote the number of shares owned on the record date for as many persons as there are directors to be elected; to cumulate such shares and give one nominee as many votes as the number of directors to be elected (three) multiplied by the number of shares held; or to distribute such number of votes among as many nominees and in such amounts as the holder shall determine. For shareholders voting by proxy, provision is made on the proxy card for instructions as to the manner of allocating votes.

     Election of the persons nominated to serve as directors requires a plurality of all the votes cast for directors. This means that the individuals who receive the largest number of votes cast are elected as directors, up to the number of directors (three) to be chosen at the meeting.

     Shareholders may withhold their vote from one or more of the nominees for director. Votes that are withheld in the election of directors will be excluded in determining whether a nominee has received a plurality of the votes cast.

     Brokerage firms holding shares in street name for customers are required to vote such shares in the manner directed by their customers. In the absence of timely directions, firms who are members of the New York Stock Exchange will have discretion to vote their customers' shares.

     All shares represented by the enclosed proxy, if it is returned prior to the meeting, will be voted in the manner specified by the shareholder. Unless a shareholder provides specific instructions to withhold votes from, or to allocate them to, one or more nominees for director, the persons named in the proxy will be authorized to vote the shares represented thereby FOR the election of the nominees for director and in their discretion to cumulate votes and allocate them among the nominees to the extent and the manner necessary to assure the election of all of the nominees. If any listed nominee becomes unavailable, the persons named in the proxy may vote for any substitute designated by the Nominating Committee of the Board; however, management at this time has no reason to anticipate that this will occur. If no specific instruction is given with respect to approval of the selection of auditors, the shares represented by the proxy will be voted FOR approval of the selection of Deloitte & Touche LLP.

     You may revoke your proxy at any time before it has been voted by voting in person at the meeting, by giving written notice of revocation to the Secretary of the Company, or by giving a later dated proxy at any time before the voting.

     To the best of the Company's knowledge, as of February 26, 1996, shareholders owning over 5% of the outstanding Common Stock of the Company were as follows:

                            HOLDERS OF COMMON STOCK

                                                                              PERCENTAGE OF
                                                         NUMBER OF COMMON      COMMON STOCK
                     NAME AND ADDRESS                         SHARES           OUTSTANDING
    ---------------------------------------------------  ----------------     --------------
    FMR Corp.(1)                                            2,181,814             10.33%
    82 Devonshire Street
    Boston, MA 02109
    The Crabbe Huson Group, Inc.(2)                         1,305,500              6.18%
    121 SW Morrison, Suite 1400
    Portland, OR 97204

---------------

(1) The information regarding shares beneficially owned by FMR Corp. is based on an amendment to Schedule 13G filed with the Securities and Exchange Commission ("SEC") on or about January 10, 1996.

(2) The information regarding shares beneficially owned by The Crabbe Huson Group, Inc. is based on a Schedule 13G filed with the SEC on or about February 13, 1996.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide for no fewer than eight and no more than twelve directors, as determined from time to time by the Board. The Company's Board currently consists of nine members, divided into three classes with terms expiring at the April annual meeting as follows:

     CLASS A (THREE POSITIONS WITH TERMS EXPIRING IN 1998):
        Andrew F. Brimmer
        Harold M. Messmer, Jr.
        Andrew V. Smith

     CLASS B (THREE POSITIONS WITH TERMS EXPIRING IN 1996):
        Robert G. Brazier
        James H. Carey
        Andrew B. Kim

     CLASS C (THREE POSITIONS WITH TERMS EXPIRING IN 1997):
        Robert S. Cline
        Richard M. Rosenberg
        William Swindells

     At the annual meeting, three persons will be elected to fill the Class B positions, generally for terms of three years, to hold office until the annual meeting of shareholders in the year their terms expire (1999) and until their respective successors have been elected and shall have qualified as provided by the Bylaws. Messrs. Brazier, Carey, and Kim are present directors of the Company and have been nominated to continue as directors.

               NOMINEES FOR DIRECTORS TO SERVE A THREE-YEAR TERM

                       CLASS B (TERMS TO EXPIRE IN 1999)

ROBERT G. BRAZIER, age 58, President and Chief Operating Officer of the Company.

          Mr. Brazier has served as President of the Company since 1978 and as Chief Operating Officer of the Company since 1973. Prior to that time he was Senior Vice President-Operations of the Company and Vice President of Sales and Operations of Pacific Air Freight, Inc. Mr. Brazier has been a director of the Company since 1974 and is a member of the Executive Committee.

JAMES H. CAREY, age 63, Managing Director, Briarcliff Financial Associates (private financial advisory firm).

          Mr. Carey has been Managing Director of Briarcliff Financial Associates since 1991. He served as Chief Executive Officer of National Capital Benefits Corporation, a viatical settlement company, from March 1994 to December 1995. Mr. Carey served from 1989 until 1991 as President and Chief Executive Officer of the Berkshire Bank. Mr. Carey is a director of the Midland Company; Cowen Standby Reserve Fund, Inc.; Cowen Standby Tax-Exempt Reserve Fund, Inc.; Cowen Income and Growth Fund, Inc.; Cowen Intermediate Fixed Income Fund, Inc.; Cowen Tradition Fixed Income Fund, Inc.; and Cowen Opportunity Fund, Inc. He has been a director of the Company since 1978 and is a member of the Compensation Committee.

ANDREW B. KIM, age 59, President, Sit/Kim International Investment Associates, Inc. (investment company).

          Mr. Kim has served as President of Sit/Kim International Investment Associates, Inc. since 1989. Prior to that time, he was Executive Vice President and Chairman of the Investment Policy Committee of Eberstadt Fleming, Inc. (investment bank). Mr. Kim is a director of Peregrine Indonesia Fund of Jakarta, Indonesia; Hyundai Dragon Fund of Dublin, Ireland; Ilshin Investment Corp. and Dong-A Venture Investment in Korea; and the Vertical Group of New York. Mr. Kim has been a director of the Company since 1994 and is a member of the Audit Committee.

          CONTINUING DIRECTORS -- NOT STANDING FOR ELECTION THIS YEAR

                       CLASS C (TERMS TO EXPIRE IN 1997)

ROBERT S. CLINE, age 58, Chairman and Chief Executive Officer of the Company.

          Mr. Cline has served as Chairman and Chief Executive Officer of the Company since 1984. Prior to that time, he served as Vice Chairman, Executive Vice President, Chief Financial Officer, Senior Vice President-Finance and Vice President-Finance. He serves as a director of Safeco Corporation; Seattle-First National Bank; and Metricom, Inc. Mr. Cline, a director of the Company since 1973, is Chairman of the Executive Committee.

RICHARD M. ROSENBERG, age 65, Chairman of the Board, Bank of America.

          Mr. Rosenberg served as Chairman, President, and Chief Executive Officer of Bank of America from 1990 to 1996, when he assumed his present position. From 1987 to 1990, he served as Vice Chairman. Mr. Rosenberg serves as a director of BankAmerica Corporation; Northrop Corporation; Pacific Telesis Corporation; Pacific Mutual Life Insurance Company; and Potlatch Corporation. Mr. Rosenberg, a director of the Company since 1988, is Chairman of the Compensation Committee.

WILLIAM SWINDELLS, age 65, Chairman, Willamette Industries, Inc. (forest products).

          Mr. Swindells is Chairman of Willamette Industries, Inc. and served as its Chairman and Chief Executive Officer from 1985 to 1996. He is a director of Standard Insurance Co. and Oregon Steel Mills. Mr. Swindells has been a director of the Company since 1994 and is a member of the Audit Committee.

                       CLASS A (TERMS TO EXPIRE IN 1998)

ANDREW F. BRIMMER, age 69, President, Brimmer & Company, Inc. (economic and financial consulting).

          Mr. Brimmer heads Brimmer & Company, Inc., an economic and financial consulting firm which he established in 1976. He is a director of BankAmerica Corporation; BlackRock Investment Income Trust and other BlackRock Funds; Carr Realty Corp.; College Retirement Equity Fund; E.I. duPont de Nemours and Company; Gannett Company, Inc.; Navistar International Corporation; and PHH Corporation. Mr. Brimmer has been a director of the Company since 1994 and is a member of the Nominating Committee.

HAROLD M. MESSMER, JR., age 50, Chairman and Chief Executive Officer, Robert Half International, Inc. (personnel services).

          Mr. Messmer has been Chairman and Chief Executive Officer of Robert Half International Inc., since 1987. Mr. Messmer is also a director of First Interstate Bancorp.; Pacific Enterprises; Health Care Property Investors, Inc.; and Spieker Properties, Inc. Mr. Messmer, a director of the Company since 1989, serves as Chairman of the Nominating Committee and a member of the Compensation Committee.

ANDREW V. SMITH, age 71, Retired President, U S WEST Communications.

          Mr. Smith served as President and a director of U S WEST Communications (formerly Pacific Northwest Bell Telephone Company) from 1978 to December 1988. From January 1989 to July 1989, he was Executive Vice President of U S WEST, Inc. He is a director of Cascade Natural Gas Corp.; Prime Source Corp.; and Univar Corporation. Mr. Smith has been a director of the Company since 1983 and serves as Chairman of the Audit Committee and a member of the Nominating Committee and the Executive Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     The full Board of Directors met four times during 1995. No incumbent member attended fewer than 75% of the meetings of the Board of Directors and Board committees of which he was a member during 1995, except Mr. Rosenberg, who attended more than 70% of such meetings.

BOARD COMMITTEES

     The Board has a standing Audit Committee, Compensation Committee, Nominating Committee and Executive Committee. Each committee, other than the Executive Committee, consists exclusively of non-employee directors.

     AUDIT COMMITTEE. The Audit Committee is currently composed of Mr. Smith, Chairman, Mr. Kim, and Mr. Swindells. The committee is charged with reviewing and approving the scope of the audit of the books and accounts of the Company and its subsidiaries, recommending the employment and retention of a firm of independent auditors to conduct such audit, reviewing the Company's financial reporting and control systems and reporting to the Board thereon. The committee met twice during 1995.

     COMPENSATION COMMITTEE. The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey, and Mr. Messmer. It is charged with the review of and recommendation to the full Board on matters relating to salaries of officers and all other forms of executive and key employee compensation and benefits, as well as the level and form of compensation for non-employee directors. The committee met three times during 1995.

     NOMINATING COMMITTEE. The Nominating Committee is currently composed of Mr. Messmer, Chairman, Mr. Brimmer, and Mr. Smith. It is charged with searching for and recommending to the Board potential nominees for Board positions; evaluating the performance of the Chief Executive Officer; and recommending, when appropriate, the appointment of a new Chief Executive Officer and candidates for appointment to other offices. The committee met twice during 1995.

     Any shareholder recommendations for nominations to the Board of Directors for consideration by the Nominating Committee for the 1997 Annual Meeting should be forwarded to Mr. Harold M. Messmer, Jr., Chairman, Nominating Committee, Airborne Freight Corporation, P.O. Box 662, Seattle, Washington 98111, so as to be received no later than November 30, 1996.

     EXECUTIVE COMMITTEE. The Executive Committee currently consists of Mr. Cline, Chairman, Mr. Brazier, and Mr. Smith. It is authorized to act in lieu of the full Board on various matters between Board meetings.

DIRECTOR COMPENSATION

     Non-employee directors received an annual fee of $22,000 in 1995 plus $1,000 for each Board and Committee meeting attended.

     The Company has a Directors Stock Option Plan, which provides for automatic grants of stock options to certain non-employee directors of the Company. The grants occur on the first Tuesday in February of each year, with the final grant to occur on February 2, 1999. The exercise price per share is the closing sales price of a share of the Company's Common Stock on the New York Stock Exchange on the grant date. The shares of Common Stock issuable upon exercise of options granted under the Plan will be issued from treasury shares.

     In order to be eligible for a grant on the specified grant date in a particular year, an individual must be a member of the Company's Board on that date, and, in addition, the individual must not have been an employee of or consultant to the Company or any of its direct or indirect subsidiaries at any time during the preceding calendar year. If both of these conditions are met, the individual will receive a grant of an option to acquire 1,000 shares of the Company's Common Stock. The Plan permits "stock-for-stock" exercise of options, whereby an option holder tenders Airborne stock, valued at the current market price, in lieu of cash, in order to exercise an option.

                         STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth information as to the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) by each director of the Company, by the Chief Executive Officer and the five other most highly compensated executive officers of the Company at December 31, 1995 (the "named executive officers") and by all directors and executive officers as a group:

                                                     COMMON STOCK OF
                                                       THE COMPANY                    PERCENTAGE OF
                                                    BENEFICIALLY OWNED                 COMMON STOCK
                       NAME                           AS OF 2/26/96                    OUTSTANDING
    -------------------------------------------   ----------------------             ----------------
    DIRECTORS
    Andrew F. Brimmer                                       1,100(1)                            *
    James H. Carey                                          5,700(1)                            *
    Andrew B. Kim                                          24,586(1)                            *
    Harold M. Messmer, Jr.                                  7,000(1)                            *
    Richard M. Rosenberg                                    7,000(1)                            *
    Andrew V. Smith                                         5,000(1)                            *
    William Swindells                                       3,500(1)                            *
    NAMED EXECUTIVE OFFICERS
    Robert S. Cline(2)                                    241,471(3)                         1.14%
    Robert G. Brazier(2)                                  324,401(3)                         1.53%
    John J. Cella                                          53,174(3)                            *
    Kent W. Freudenberger                                  56,060(3)                            *
    Roy C. Liljebeck                                      119,731(3)                            *
    Raymond T. Van Bruwaene                                55,116(3)                            *
    All Directors and Executive Officers as a
      Group (16 Persons)                                  936,158(4)                         4.34%

---------------

* Less than 1% of Common Stock outstanding.

(1) Includes shares subject to options granted under the Directors Stock Option Plan as follows: Mr. Brimmer, 1,000; Mr. Carey, 5,000; Mr. Kim, 1,000; Mr. Messmer, 5,000; Mr. Rosenberg, 5,000; Mr. Smith, 2,000; and Mr. Swindells, 1,000.

(2) Mr. Cline and Mr. Brazier also serve as directors.

(3) Includes shares subject to options granted under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan as follows: Mr. Cline, 119,730; Mr. Brazier, 106,193; Mr. Cella, 30,465; Mr. Freudenberger, 39,725;
    Mr. Liljebeck, 39,725; and Mr. Van Bruwaene, 39,725.

(4) Includes 424,097 shares subject to options.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning annual and long-term compensation paid or accrued during calendar years 1995, 1994 and 1993 for services in all capacities to the Company by the named executive officers:

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                       AWARDS:
                                                     ANNUAL          ------------
                                                  COMPENSATION        SECURITIES
                                               -------------------    UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY    BONUS(1)    OPTIONS(2)   COMPENSATION(3)
--------------------------------------  ----   --------   --------   ------------  ---------------
Robert S. Cline                         1995   $486,538         --      15,400         $ 4,800
  Chairman, Chief Executive             1994    453,462   $121,890      10,370           6,036
  Officer and Director                  1993    418,846    294,993      15,390           9,289

Robert G. Brazier                       1995    420,615         --      13,300           1,650
  President, Chief Operating            1994    391,692     92,048       8,965           2,886
  Officer and Director                  1993    362,000    254,956      13,300           6,141

Roy C. Liljebeck                        1995    266,000         --       5,625           4,800
  Executive Vice President              1994    250,308     46,157       4,810           6,036
  and Chief Financial Officer           1993    232,846    124,642       6,750           9,211

Raymond T. Van Bruwaene                 1995    266,000         --       5,625           4,800
  Executive Vice President,             1994    250,308     46,157       4,810           6,036
  Field Services Division               1993    232,846    124,642       6,750           9,211

Kent W. Freudenberger                   1995    266,000         --       5,625           4,800
  Executive Vice President,             1994    250,308     46,157       4,810           6,036
  Marketing Division                    1993    232,846    124,642       6,750           9,211

John J. Cella                           1995    266,000         --       5,625           4,800
  Executive Vice President,             1994    250,308     46,157       4,810           6,036
  International Division                1993    232,846    124,642       6,750           9,211

---------------

(1) Amounts awarded under the Executive Incentive Compensation Plan for the respective calendar years.

(2) Number of shares of Common Stock underlying options awarded under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. Although this Plan permits grants of stock appreciation rights, no grant of such rights has been made.

(3) All Other Compensation represents contributions by the Company to the accounts of the named executive officers under the Company's defined contribution plan, including 401(k) matching contributions.

OPTION GRANTS IN 1995

     The following table shows information concerning stock options granted to the named executive officers during calendar year 1995 under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan:

                                                                                      POTENTIAL
                                           INDIVIDUAL GRANTS                     REALIZABLE VALUE AT
                           -------------------------------------------------       ASSUMED ANNUAL
                             NUMBER      PERCENT OF                                   RATES OF
                               OF          TOTAL                                     STOCK PRICE
                           SECURITIES     OPTIONS      EXERCISE                   APPRECIATION FOR
                           UNDERLYING    GRANTED TO     PRICE                      OPTION TERM(2)
                            OPTIONS     EMPLOYEES IN     (PER     EXPIRATION     -------------------
NAME                       GRANTED(1)   FISCAL YEAR     SHARE)       DATE           5%        10%
                           ----------   ------------   --------   ----------     --------   --------
Robert S. Cline              15,400         8.27%      $23.125      2/7/05       $223,965   $567,572
Robert G. Brazier            13,300         7.14%      $23.125      2/7/05        193,424    490,175
Roy C. Liljebeck              5,625         3.02%      $23.125      2/7/05         81,805    207,311
Raymond T. Van Bruwaene       5,625         3.02%      $23.125      2/7/05         81,805    207,311
Kent W. Freudenberger         5,625         3.02%      $23.125      2/7/05         81,805    207,311
John J. Cella                 5,625         3.02%      $23.125      2/7/05         81,805    207,311

---------------

(1) Options for the named executive officers were granted on February 7, 1995. Fifty percent of the options will become exercisable on February 7, 1997, and the remaining options will become exercisable on February 7, 1998, subject to certain contractual provisions that will apply in the event of a change in control (see Employment Contracts). The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant.

(2) Based upon the $23.125 per share market price on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the Company's stock price. The named executive officers will realize no value from these options if the stock price does not increase.

AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUES

     The following table shows information concerning stock options exercised during calendar year 1995 by the named executive officers and the value of unexercised options at the end of that year:

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            SHARES                   OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(2)
                           ACQUIRED       VALUE      ---------------------------   ---------------------------
          NAME            ON EXERCISE  REALIZED(1)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------- -----------  -----------   -----------   -------------   -----------   -------------
Robert S. Cline              23,038      $298,272      115,774         33,465      $ 1,331,020      $85,642
Robert G. Brazier            17,700       202,453      111,420         28,915        1,352,748       73,981
Roy C. Liljebeck             24,450       482,650       33,945         13,810          241,638       33,609
Raymond T. Van Bruwaene          --            --       33,945         13,810          241,638       33,609
Kent W. Freudenberger            --            --       33,945         13,810          241,638       33,609
John J. Cella                    --            --       24,685         13,810          113,156       33,609

---------------

(1) Represents the aggregate fair market value, on the respective dates of exercise, of the shares of the Common Stock received on exercise of options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value on December 29, 1995 (based on the closing price of $26.625 for the Company's Common Stock on the New York Stock Exchange on that date), of the shares of Common Stock subject to outstanding options, less the aggregate exercise price of the options.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite-500 Stock Index and the Standard & Poor's Transportation Index for the five-year period ended December 31, 1995.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
                AMONG AIRBORNE FREIGHT CORPORATION COMMON STOCK,
         THE S&P COMPOSITE-500 INDEX, AND THE S&P TRANSPORTATION INDEX

                                      AIRBORNE        S&P COM-      S&P TRANS-
                                       FREIGHT      POSITE-500       PORTATION
DECEMBER 31                        CORPORATION           INDEX           INDEX
1990                                       100             100             100
1991                                       144             130             149
1992                                       113             140             162
1993                                       214             155             192
1994                                       127             157             161
1995                                       167             215             225

(1) The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1990, and that all dividends were reinvested.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     It is the responsibility of the Compensation Committee to set policies governing compensation of the Company's executive officers and to make recommendations to the Board as appropriate. These policies cover base salaries, incentive compensation, stock options, and any other forms of remuneration. In addition, the Committee evaluates performance of management, considers management succession, and deals with other personnel matters related to senior management.

     The Company has designed pay programs for executive officers that provide a strong link between the Company's performance and executive compensation. Each component of executive pay is weighted and valued so that, in total, highly talented executives can be attracted, retained and motivated to consistently improve the financial performance of the Company.

     The Committee periodically reviews the total compensation for the Chief Executive Officer and the other executive officers. The Committee also monitors general compensation practices for all other officers of the Company and its subsidiaries. The Compensation Committee may retain the services of a compensation consulting firm to assist in the performance of these duties. The role of such a consulting firm is to provide information to the Committee with respect to the competitiveness of compensation paid to executive officers of the Company, taking into account how the Company's compensation compares to that of other companies of similar size and scope.

     A consulting firm was retained to obtain such information in 1993 and to provide updated information in 1994 and in 1995. The comparison companies were selected from those in general industry, in transportation, and in the Northwest United States. Annual revenues of the comparison companies were approximately $1.5 billion in 1993 and $2.0 billion in 1994 and in 1995. They were selected without regard to whether they are included in the S & P Transportation Index.

     In 1995, executive officers earned cash compensation solely through base salaries. Executive officers had the potential to receive incentive awards under the Company's 1995-1999 Executive Incentive Compensation Plan (the "EICP"), but no incentive awards were paid for 1995. The committee considers how the mix of base salaries and awards under the EICP compares to the median compensation level of the comparison companies, but does not target such compensation at, above, or below the median paid by the comparison companies. The Company believes that total cash compensation potentially available to Company executive officers was competitive and provided the incentive necessary to motivate them to meet or exceed goals set by the Board.

     In connection with the EICP, the Committee approved an annual operating plan at the beginning of 1995 that established targets for pre-tax net profits and revenue growth. Based on a weighting of 75% to pre-tax net profits and 25% to revenue growth, these targets served as the yardstick for determining any eventual payout for 1995 under the EICP. However, regardless of revenue growth, no payout was to be made for 1995 under the EICP unless the Company earned at least 80% of the targeted level of pre-tax net profits.

     EICP payouts are calculated as a percentage of base salary. The threshold for EICP awards is attainment of 80% of the targets and the maximum payout is available at 150% target attainment. The payout percentages for the executive officers are as follows:

                                                                    PERCENTAGE OF BASE SALARY
                                                                 --------------------------------
                                                                 THRESHOLD     TARGET     MAXIMUM
                                                                 ---------     ------     -------
Chief Executive Officer                                             10%          60%        133%
Chief Operating Officer                                             10%          50%        111%
Other Executive Officers                                            10%          35%         75%

     The Chief Executive Officer's base salary was increased to $500,000 as of July, 1995. The base salaries of other executive officers also were raised at that time. Base salaries were raised to keep compensation competitive with those of comparison companies. The Company exceeded the threshold for revenue growth in 1995 but did not exceed the threshold for pre-tax net profits and, accordingly, no incentive awards were paid under the EICP for 1995.

     During each fiscal year, the Committee considers the desirability of granting longer-term incentive awards to the Company's officers, including the executive officers, under the Airborne Key Employee Stock Option and Stock Appreciation Rights Plan. In 1995, stock options were granted to the executive officers at an exercise price equal to the fair market value of the Company's stock on the date of grant. The grants to the executive officers were based in part on a formula recommended by a compensation consulting firm, which relates the number of options granted to the respective base salaries of the executive officers. The number of shares for each executive officer is determined initially by taking a percentage of base salary and dividing that amount by the fair market value per share on the date of grant. In deciding the actual number of options to grant, the Committee considered the results of the formula, together with the number of options previously granted and the aggregate size of current awards. The Committee believes that these awards will have the desired effect of focusing the Company's senior management on building consistent profitability and shareholder value, since the awards directly ally the interests of management with an increase in the market price of the Company stock. The Committee did not grant any stock appreciation rights.

     Under the Omnibus Budget Reconciliation Act of 1993, the Federal income tax deduction for certain types of compensation paid to the Chief Executive Officer and four other most highly compensated officers of publicly held companies is limited to $1 million per employee. In certain circumstances, performance based compensation is exempt from the $1 million limit. The Committee believes all compensation earned by such employees in 1996 will be deductible.

Richard M. Rosenberg, Chairman
James H. Carey
Harold M. Messmer, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is currently composed of Mr. Rosenberg, Chairman, Mr. Carey and Mr. Messmer. Mr. Rosenberg is a director of BankAmerica Corporation, the parent of Bank of America National Trust and Savings Association ("Bank of America") and Seattle-First National Bank, N.A. ("Seafirst"), and Chairman of the Board of Bank of America. The Company has various demand deposit accounts, and participates in one or more credit agreements, with each of Bank of America and Seafirst.

RETIREMENT PLANS

     The Company maintains two qualified retirement plans that cover the named executive officers and all other employees (other than certain union employees) who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. One of the plans is a defined contribution plan and the other is a defined benefit pension plan. The Company also maintains a nonqualified supplemental plan for its officers, including the named executive officers.

     DEFINED CONTRIBUTION PLAN. The Company's defined contribution plan includes a profit sharing plan that provides for an annual discretionary contribution which, pursuant to resolutions of the Board, is currently equal to 7% of pre-tax profits up to a predetermined level, plus 14% of pre-tax profits in excess of that level. Each participant's account under the plan is credited with a portion of such contribution based on the ratio of his or her salary to the total salaries of all participating employees. At retirement, a participant's targeted annual pension benefit under the Company's defined benefit pension plan will be offset based on the amount in the participant's profit sharing account (see "Defined Benefit Pension Plan"). The defined contribution plan also includes a voluntary 401(k) salary deferral plan.

     DEFINED BENEFIT PENSION PLAN. Subject to the offset described below and statutory limits on benefits that may be provided under such a plan, the defined benefit pension plan provides each participant with a targeted annual pension benefit at retirement equal to (i) the number of years of service of a participant (up to a maximum of 25 years), times (ii) the sum of 1.6% of the participant's final average earnings up to the average covered Social Security earnings level, plus 2% of the portion of the final average earnings that exceeds that level.

     A participant's benefit under the Company's defined benefit pension plan is subject to an offset based on the amount in his or her profit sharing account under the defined contribution plan. This is done as follows: At retirement, the Company calculates how much of a participant's targeted annual pension benefit can be provided by the amount that has accumulated in his or her profit sharing plan account. This calculation is based on an interest rate factor as described in the pension plan. The defined benefit pension plan then provides the portion of the targeted annual pension benefit, if any, that the amount in the profit sharing account is insufficient to provide.

     SUPPLEMENTAL PLAN. The Company also maintains a Supplemental Executive Retirement Plan (the "SERP") for the benefit of officers of the Company and its eligible subsidiaries. The SERP is a nonqualified plan that is designed to provide a retirement benefit equal to approximately 65% of an officer's final average earnings (the SERP also provides for benefit payments upon the occurrence of other events, including in certain cases a change in control of the Company). The benefit accrues in equal annual increments over a period of 15 years. The SERP provides for normal retirement at or after age 62; however, the benefits will be subject to offset based on retirement benefits the officer will receive under the Company's qualified retirement plans and Social Security (the offset is calculated based on normal retirement at age 65) and under the retirement plans of any prior employer. The SERP is unfunded, although the Company maintains commingled investment fund assets and insurance on the lives of certain officers that could be used to fund eventual benefit payments.

     The following table sets forth the targeted annual pension benefits (calculated on the basis of a straight life annuity) payable upon retirement at age 65 to the Company's officers (including the named executive officers) based on specified years of service and levels of compensation. The amounts shown take into account Social Security offsets based on the career average Social Security wage base in effect in 1995. The amounts shown do not reflect any offsets that may apply in individual cases on account of benefits under the retirement plans of an officer's prior employer.

                               PENSION PLAN TABLE

                                                    YEARS OF SERVICE
                 --------------------------------------------------------------------------------------
REMUNERATION        5            10           15           20           25           30           35
------------     --------     --------     --------     --------     --------     --------     --------
  $150,000       $ 18,112     $ 50,612     $ 83,112     $ 83,112     $ 83,112     $ 83,112     $ 83,112
   200,000         28,945       72,279      115,612      115,612      115,612      115,612      115,612
   250,000         39,779       93,945      148,112      148,112      148,112      148,112      148,112
   300,000         50,612      115,612      180,612      180,612      180,612      180,612      180,612
   400,000         72,279      158,945      245,612      245,612      245,612      245,612      245,612
   500,000         93,945      202,279      310,612      310,612      310,612      310,612      310,612
   600,000        115,612      245,612      375,612      375,612      375,612      375,612      375,612
   700,000        137,279      288,945      440,612      440,612      440,612      440,612      440,612

     Remuneration is calculated based on average annual compensation in the five highest consecutive years of the ten years prior to retirement. Based on compensation through December 31, 1995, the final average earnings of the named executive officers were as follows: Mr. Cline, $629,915; Mr. Brazier, $544,990; Mr. Liljebeck, $301,607; Mr. Van Bruwaene, $301,607; Mr. Freudenberger, $301,607; and Mr. Cella, $301,607. All of the named executive officers have accrued at least 20 years of service.

EMPLOYMENT CONTRACTS

     Each of the named executive officers is elected annually and serves at the pleasure of the Board, subject, however, to agreements with the Company that generally assure that, in the event of a change in control of the Company, all of the officers will have the right to remain employed, at not less than the respective rates of compensation in effect as of the date of the change in control, for at least three years thereafter.

     The agreements with the named executive officers generally provide that, if an officer is terminated without "cause" (defined as willful and continued failure to perform duties after demand from the Board, or willful and gross misconduct) within three years after a change in control, the Company must pay the officer, in addition to all accrued compensation, the equivalent of three-years' salary, bonus and other benefits. Also under the agreements, an officer terminated after a change in control may elect to receive cash equal to the difference between the exercise price of all stock options held by the officer (whether or not then exercisable) and the market value of the stock on the date of termination, or the highest price per share actually paid in connection with any change in control of the Company, whichever is higher. In the absence of this provision, under the Company's stock option plans, an employee terminated other than for cause has three months to exercise any options exercisable on the date of termination but any options not then exercisable are canceled. The 1994 Airborne Key Employee Stock Option and Stock Appreciation Rights Plan provides that all outstanding options become exercisable upon retirement and expire 18 months after the date of retirement unless their terms expire sooner. The Company is required to provide the same additional compensation and benefits described above in the event a named executive officer resigns due to failure of the Company, after a change in control, to provide the salary, other specific benefits and terms of employment required by the agreement.

     In return for the benefits under the agreements described above, each of the named executive officers has agreed, among other things, not to serve as an executive officer, director or consultant to any competitor of the Company for at least one year after termination of employment with the Company. While these contracts were designed to encourage these officers to stay with the Company, and not to deter changes in control, it is possible that a party wishing to obtain control of the Company with the intention of replacing incumbent management could be influenced by the additional cost that the Company would incur under these contracts.

     The Company maintains an unfunded plan under which a death benefit is provided to the beneficiary of any officer who dies while employed by the Company. The benefit will be an amount equal to 260% of base salary for the Chief Executive Officer and President and 250% of base salary for the other officers. The Company maintains insurance on the lives of certain officers that could be used to fund eventual benefit payments.

                             SELECTION OF AUDITORS

     The firm of Deloitte & Touche LLP, independent auditors, has examined the financial statements of the Company for the three years ended December 31, 1995, and has been recommended by the Audit Committee of the Board and by the full Board for reappointment. Deloitte & Touche has no financial interest in the Company, nor does it have any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Deloitte & Touche are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders. Unless a contrary vote is indicated thereon, the proxy solicited hereby will be voted for the selection of Deloitte & Touche as such auditors for the ensuing year.

                            EXCHANGE ACT COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires that certain of the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes of ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that, in 1995, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Company's 1997 Annual Meeting of Shareholders must be received by the Company on or prior to November 30, 1996, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 1997 Annual Meeting.

                                 OTHER MATTERS

     Management is not aware at this time that any other matters are to be presented for action at this meeting. If other matters come before the meeting, the persons named in the enclosed proxy form will vote all proxies in accordance with their best judgment unless the shareholder has indicated on the proxy card that the shares represented thereby are not to be voted on such other matters. No action will be required of shareholders regarding reports of officers.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

March 11, 1996
Seattle, Washington

PROXY                     AIRBORNE FREIGHT CORPORATION                     PROXY
           3101 WESTERN AVENUE     P.O. BOX 662     SEATTLE, WA 98111
   -------------------------------------------------------------------------

                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1996
   -------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Richard M. Rosenberg, William Swindells, and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on February 26, 1996, at the annual meeting of shareholders to be held April 23, 1996, or any adjournments thereof.

1.  Election of Directors -- Class B (Term to expire in 1999)

    / / For all nominees listed below (except as marked to the contrary below)

    / / Withhold authority to vote
        for all nominees listed below

    Robert G. Brazier; James H. Carey; Andrew B. Kim __________________________

    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE OUT THE NOMINEE'S NAME BELOW. IF YOU DESIRE TO CUMULATE YOUR VOTES FOR ANY INDIVIDUAL NOMINEE(S), WRITE YOUR INSTRUCTION, AS TO NUMBER OF VOTES CAST FOR EACH, ON THE SPACE PROVIDED BELOW. THE TOTAL MUST NOT EXCEED THREE TIMES THE NUMBER OF SHARES YOU HOLD.)

2. To approve the selection of DELOITTE & TOUCHE LLP as independent auditors of the Company.

                      / / FOR   / / AGAINST   / / ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments
    thereof.                                                              (Over)

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

   Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

                                                       -------------------------
                                                        PLEASE MARK, SIGN, DATE
                                                              AND RETURN
                                                        THE PROXY CARD PROMPTLY
                                                          USING THE ENCLOSED
                                                               ENVELOPE.
                                                       -------------------------

                                                      DATED:______________, 1996

                                                      __________________________
                                                               Signature

                                                      __________________________
                                                          Signature, if held
                                                                jointly

PROXY


                          AIRBORNE FREIGHT CORPORATION
              3101 WESTERN AVENUE  P.O. BOX 662  SEATTLE, WA 98111
              ---------------------------------------------------
                ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1996
              ---------------------------------------------------
          This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Richard M. Rosenberg, William Swindells, and Robert S. Cline as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, in such manner as in their discretion shall be deemed appropriate to carry out the authority as designated below, all the shares of Common Stock of Airborne Freight Corporation (the "Company") held of record by the undersigned on February 26, 1996, at the annual meeting of shareholders to be held April 23, 1996, or any adjournments thereof.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. EXCEPT AS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)



-------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --

 PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE. /X/

1. ELECTION OF DIRECTORS -- Class B (Term to expire 1999)

(Instructions: To withhold authority to vote for any individual, strike out the nominee's name below. If you desire to cumulate your votes for any individual nominee(s), write your instruction, as to number of votes cast for each, on the space provided below. The total must not exceed three times the number of shares you hold.)

                 FOR                                   WITHHOLD AUTHORITY
       all nominees listed below                    to vote for all nominees
 (except as marked to the contrary below)                 listed below
                  / /                                         / /

          Nominees:   Robert G. Brazier, James H. Carey; Andrew B. Kim

          ------------------------------------------------------------

2. To approve the selection of DELOITTE & TOUCHE LLP as independent auditors of the Company.

                 FOR                AGAINST             ABSTAIN
                 / /                  / /                 / /


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

Signature(s) ________________________________   Dated ________________, 1996

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --